Exhibit 99.1

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS

Secaucus, New Jersey - May 22, 2008 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today reported financial results for the fiscal first quarter ended May 3, 2008. The Disney Store North America (“DSNA”) business has been classified as discontinued operations in accordance with generally accepted accounting principles (“GAAP”) reflecting the Company’s decision to exit the business. Results from continuing operations for both the first quarter of 2008 and 2007 reflect The Children’s Place business only.

•	Net sales of The Children’s Place business for the thirteen-weeks ended May 3, 2008, increased 12% to $400.2 million, compared to $356.0 million last year.
•	Comparable store sales of The Children’s Place business increased 5% in the quarter, on top of last year’s 2% comparable store sales increase.
•	Income from continuing operations before interest and taxes increased 15% to $34.0 million from $29.6 million last year.
•	Income from continuing operations was $19.4 million compared to income from continuing operations of $19.1 million last year.
•	Diluted earnings per share from continuing operations were $0.66 compared to diluted earnings per share from continuing operations of $0.64 last year.
•	Net income including the impact of discontinued operations was $19.5 million, or $0.67 per diluted share, compared to $14.7 million, or $0.49 per diluted share last year.
•	The effective tax rate for continuing operations in the first quarter was 42% compared to 38% last year, as the Company is no longer permanently invested in its Asian subsidiary.
•	During the first quarter, the Company opened three The Children’s Place stores and closed one.

Chuck Crovitz, Interim Chief Executive Officer of The Children’s Place Retail Stores, Inc., commented, “Our first quarter results show progress toward our goal of returning the Company to its historical level of profitability. During the quarter, we exited the Disney Store business at cash costs that are expected to be at the low end of our previously disclosed range of $50 million to $100 million. In addition, we began the reduction of our cost structure, announced lower capital spending for 2008 and expect our inventory position to be below last year’s level at the end of the second quarter. Further, we continue to be encouraged by the customer response to our summer merchandise and believe that The Children’s Place, as a leading value player in the children’s apparel market, is well-positioned in this difficult economic environment.”

The Children’s Place will host a conference call to discuss its first quarter results today at 10:00 a.m. Eastern Time. Interested parties are invited to listen to the call by dialing (800) 862-9098 and providing the Conference ID, PLCE. The call will also be webcast live and can be accessed via the Company’s web site, www.childrensplace.com. A replay of the call will be available approximately one hour after the conclusion of the call, until midnight on May 29, 2008. To access the replay, please dial (800) 753-6121, or you may listen to the audio archive on the Company’s website, www.childrensplace.com.

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PLCE - First Quarter 2008 Financial Results

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” brand name. As of May 3, 2008, the Company owned and operated 906 The Children’s Place stores and its online store at www.childrensplace.com.

This press release (and above referenced call) may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including the “Risk Factors” section of its reports on Forms 10-K and 10-Q. Risks and uncertainties relating to the exit of the DSNA business, including the risk that claims may be asserted against the Company or its subsidiaries other than Hoop, whether or not such claims have any merit, and the Company's ability to successfully defend such claims, in addition to the risk that the Company may not be able to access, if necessary, additional sources of liquidity or obtain financing on commercially reasonable terms or at all, the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy, failure to lower its expense structure, achieve inventory management objectives or other components of its strategy to improve operations, as well as risks and uncertainties relating to other elements of the Company’s strategic review, could cause actual results, events and performance, to differ materially. Readers (or listeners on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact:	The Children’s Place Retail Stores, Inc.
Susan Riley, EVP, Finance & Administration, 201/558-2400
Rich Paradise, Chief Financial Officer, 201/558-2400
Media:
Diane Zappas/Evan Goetz of FD, 212/850-5600

(Tables Follow)

THE CHILDREN’S PLACE RETAIL STORES, INC.
CONDENSED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended:
	May 3, 2008	May 5, 2007

Net sales	$400,212	$355,995
Cost of sales	229,120	204,021
Gross profit	171,092	151,974
Selling, general and administrative expenses	119,410	107,775
Depreciation and amortization	17,652	14,597
Income from continuing operations before interest and taxes	34,030	29,602
Interest (expense) income	(493)	1,000
Income from continuing operations before income taxes	33,537	30,602
Provision for income taxes	14,117	11,533
Income from continuing operations	19,420	19,069
Income (loss) from discontinued operations, net of income taxes	98	(4,355)
Net income	$19,518	$14,714

Basic income from continuing operations per common share	$0.67	$0.66
Income (loss) from discontinued operations per common share	0.00	(0.15)
Basic net income per common share	$0.67	$0.51
Basic weighted average common shares outstanding	29,182	29,084

Diluted income from continuing operations per common share	$0.66	$0.64
Income (loss) from discontinued operations per common share	0.00	(0.15)
Diluted net income per common share*	$0.67	$0.49
Diluted weighted average common shares and common share equivalents outstanding	29,275	30,002

* Does not add due to rounding.

Note: Both periods presented above reflect the exit of the DSNA business, which has been classified as a discontinued operation in accordance with GAAP. Continuing operations, as presented above, includes the operations of The Children’s Place business.

THE CHILDREN’S PLACE RETAIL STORES, INC.
CONDENSED BALANCE SHEETS
(In thousands)
(Unaudited)

	May 3, 2008	February 2, 2008	May 5, 2007
Current assets:

Cash and investments	$118,315	$81,626	$172,994
Accounts receivable	34,661	41,143	33,524
Inventories	179,065	196,606	159,570
Other current assets	92,406	92,910	53,332
Restricted assets in bankruptcy estate of subsidiary	99,068	--	--
Current assets held for sale	--	98,591	79,550
Total current assets	523,515	510,876	498,970

Property and equipment, net	338,450	354,141	306,630
Other assets, net	91,911	128,357	86,474
Non-current assets held for sale	--	4,163	61,509
Total assets	$953,876	$997,537	$953,583

Current liabilities:

Revolving credit facility	$27,936	$88,976	$--
Accounts payable	59,303	80,807	85,538
Accrued expenses and other current liabilities	109,273	140,712	136,864
Liabilities subject to compromise	123,694	--	--

Total current liabilities	320,206	310,495	222,402

Other liabilities	141,504	214,809	196,505

Total liabilities	461,710	525,304	418,907

Stockholders’ equity	492,166	472,233	534,676

Total liabilities and stockholders’ equity	$953,876	$997,537	$953,583

Note: The balance sheet as of May 3, 2008, reflects DSNA restricted assets available to settle its liabilities through bankruptcy. “Assets held for sale” on the February 2, 2008, and May 5, 2007, balance sheets reflect the assets sold to an affiliate of The Walt Disney Company. The remaining assets and liabilities of the DSNA business are reflected in their respective balance sheet categories on the February 2, 2008, and May 5, 2007, balance sheets.

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